Exhibit 10.1

Grasbrunn Lease - Bretonischer Ring 12

LEASE AGREEMENT FOR COMMERCIAL SPACE

Between

WBT Wohnungs- und Bautreuhand

Verwaltungs- und Verwertungsgesellschaft mbH,

Am Hochacker 5, 85630 Grasbrunn

- hereinafter “landlord” -

and the

IXOS Software AG

Bretonischer Ring 12, 85630 Grasbrunn

- hereinafter “tenant” -

the following lease agreement is concluded.

§ 1 Leased Property

1.	Leased are the buildings (basement, ground floor, upper floor and top floor) erected on the real properties located at 85630 Grasbrunn, Bretonischer Ring 10, 11 and 12, with:

Ca. 6,894.00 m2 gross floor space

And

107 vehicle parking spaces in the underground parking garages at

Bretonischer Ring 10, 11 and 12

And

76 above-ground parking spaces on the

properties at Bretonischer Ring 10, 11 and 12.

§ 2 Amount of Rent

1.	The monthly rent for the leased space is DM 23.50 per m2 leased gross floor space, plus any legally applicable value-added tax.

2. The monthly rent for the leased vehicle parking spaces in the underground garage amounts to DM 75.00 plus applicable value-added tax per parking space.

The monthly rent for the leased above-ground parking spaces amounts to DM 50.00 plus applicable value-added tax.

3. The total monthly rent exclusive of heating charges to be paid thus amounts currently to

6,894.00 m2 gross floor space x DM 23.50	=	DM 162,009.00
107 underground parking spaces x DM 75.00	=	DM 8,025.00
76 above-ground parking spaces x DM 50.00	=	DM 3,800.00

Base amount		DM 173,834.00 (net)
Plus 16 % value-added tax		DM 27,813.44
Total rent exclusive of heating charges		DM 201,647.44
(gross)

4. No ancillary expenses are included in the rental amount. The tenant is obligated to pay his share of all expenses associated directly with the management of the leased property. Specifically, these are the operating costs as defined in Appendix 3 to § 27, paragraph 1 of the 2nd Calculation Regulation (Appendix 4), along with administrative expenses, the costs of regular cleaning of the outside window surfaces and facades, and the costs of adjusting, maintaining, and servicing the ventilation systems, the heating and air-conditioning systems, and the fire alarm system.

For the above-described ancillary expenses to be borne by the tenant, an ancillary cost prepayment in the amount of 12 % of the net rental amount plus the applicable value-added tax is to be paid monthly, together with the rental amount, to the landlord.

Should the landlord’s financial burden increase as a result of an increase in ancillary expenses, the landlord may increase the required prepayment of ancillary expenses after providing proof of such with a single-party declaration, as of the date on which the expenses increased.

The landlord shall calculate the ancillary expenses not paid directly by the tenant once yearly. In this – if interim meters or similar systems are used and are legally permissible – concrete use shall be calculated. If a concrete determination of use is not possible, ancillary costs shall be allocated based upon leased area.

5. The monthly rental amount is to be paid, together with the above-detailed prepayments of ancillary expenses, in advance each month, at the latest by the third of every month, free from postage and charges at the risk of the tenant, to the landlord in the account at

Hypo Vereinsbank AG

Account No. 5804306937

Bank Routing No. 700 202 70

Overdue rent payments shall be charged interest starting from the due date, as will the prepayments and supplementary payments of ancillary expenses, of 5 % over the current basic interest rate.

7. With respect to the above agreed-upon rental amount, the following value index clause is agreed-upon by the parties for the entire duration of the lease agreement:

As of March 1st, 2001 the rental amount agreed-upon in § 2 lines 1 and 2 of this contract shall increase or decrease by the same proportion in which the price index for the cost of living of all private households in the Federal Republic of Germany overall, in accordance with the index calculations of the Federal Office of Statistics in Wiesbaden, increases or decreases. Decisive for a change are the statistical reports of the Bavarian Land Office for Statistics and Data Processing, calculated on the basis of 1995 = 100. In this, the above agreed-upon rental amount corresponds to the price index published by the Statistical Land Office for the month of the start of the lease.

Any increase or decrease in the rental amount, however, shall take place only once per year, irrespective of the amount of increase or decrease, and shall take place on the 1st of January of a given year, not before January 1st, 2002.

§ 3 Term of Lease

The lease term shall commence on 03-01-2001. The lease agreement is valid for a period of 10 years. It expires on 02-28-2011.

The tenant is allowed a one-time special right to terminate the lease, up until 12-31-2006. Written notification of termination must be provided to the landlord 12 months in advance, at the latest on 12-31-2005.

Should the tenant make use of his/her special right to terminate he/she is obligated to pay the landlord a compensation fee in the amount of DM 854,025.00 plus applicable value-added tax, or to provide a subsequent, credit-worthy tenant who will continue the lease agreement under the existing terms.

§ 5 Subleasing

Subleasing of all or part of the leased property is allowed only with the prior written permission of the landlord. The landlord can withhold permission for subleasing of a partial space only if he/she would be unreasonably adversely affected by the person or business of the subtenant.

In the case of subleasing, however, the tenant remains required to fulfill all obligations resulting from this contract.

§ 8 Security Provision

1. In order to ensure all the claims of the landlord against the tenant resulting from this contract, the tenant shall provide a security deposit in the amount of 2 months rent, plus applicable value-added tax.

The landlord shall allow the tenant, in place of this security deposit, to provide an unlimited, absolute, irrevocable guarantee of a major German bank in the amount of the security deposit, in which the guarantor also relinquishes the rights from §§ 768, 770, 771 of the Federal Civil Code, and in which the right to deposit funds is excluded.

2. If during the term of the lease the rental amount should change substantially, the parties to the contract have the right to demand a corresponding adjustment in the security provision. Decisive in the scope of these determinations is considered an increase or decrease in basic rent of 10% from the time at which the lease agreement was concluded, or from the time of the most recent change.

3. The security provision shall be returned upon expiration of the lease and fulfillment of all obligations by the tenant, but no earlier than 3 months after said time.

4. If the tenant does not provide the agreed-upon security at the latest at the time the rented property is to be turned over, then the landlord has the right to terminate the lease.

§ 12 Expiration of Lease

1. When the lease expires, the tenant must return the rented areas in an orderly, functional, and renovated condition, freshly cleaned in all areas, with the functional condition of all technical equipment and facilities. Among other things, the rented rooms, doors and doorframes, radiators, and visible pipes are to be professionally painted when the tenant moves out, in the manner in which this was done when the tenant moved in; the carpet, if used, is to be replaced and/or cleaned.

Should the tenant not fulfill these obligations, or not fulfill them in a timely manner, the landlord may undertake to contract the work necessary to fulfill said obligations himself or through a third party, following a prior written warning and establishment of a reasonable deadline, at the expense of the tenant.

2. If the landlord/tenant relationship should end as a result of termination by the landlord without notification, the tenant must compensate the landlord for damages incurred as a result. This applies especially if the rented areas stand empty after the tenant has moved out until the end of the lease term, or if they must be rented at a lower rate.

Components of Lease Listed:

a)	Appendix 1 the site plan

b)	Appendix 2 the plans

c)	Appendix 3 the building regulations

d)	Appendix 4 the 2nd Calculation Regulation

IXOS GRASBRUNN TK1 #11

Addendum No. 1

To the Lease Agreement Dated 4-25-2001

Between

1. The firm WBT Wohnungs- und Bautreuhand

Verwaltungs- und Verwertungsgesellschaft mbH,

Am Hochacker 5, 85630 Grasbrunn/Munich

- hereinafter “WBT” -

2. Ms Anjuta Aigner-Dünnwald

Zum Ministerhügel 18-20, 82343 Pöcking

- hereinafter “landlord” -

and

the firm IXOS Software AG,

Bretonishcer Ring 12, 85630 Grasbrunn/Munich

- hereinafter “tenant” -

Preamble

With the lease agreement dated 4-25-2001 the firm “WBT” leased to the tenant the buildings located on the real property at 85630 Grasbrunn/Munich, Bretonischer Ring 10, 11, and 12, including 107 vehicle parking spaces in the underground parking garage and 46 above-ground vehicle parking spaces. Excluded from this was the office unit located in the Bretonischer Ring 11 property on the top floor, left.

In accordance with § 7 of the lease agreement dated 4-25-2001, the firm “WBT” has the right to transfer all rights and obligations resulting from this contract in their entirety to a third party. The firm “WBT” has transferred the rights and obligations resulting from this contract to Ms Anjuta Aigner-Dünnwald (landlord) – who is the owner of this property.

The tenant now wishes to add the office unit located in the Bretonischer Ring 11 property on the top floor on the left, with an area of ca. 241.06 m2 gross floor space, plus 3 additional parking spaces in the underground parking garage and 2 additional above-ground parking spaces to the areas it is already leasing.

With this in mind, the parties agree to the following:

1. The parties recognize that the rights and obligations from the lease agreement dated 4-25-2001 have been transferred in their entirety to Ms Anjuta Aigner-Dünnwald (landlord); she is now the landlord and the firm “WBT” has withdrawn completely from the landlord/tenant relationship.

2. As of 7-15-2002 the tenant shall lease the known office unit located in the Bretonischer Ring 11 property on the top floor, left, with an area of ca. 241.06 m2 gross floor space, for a monthly fee of

EUR 11.00 per m2 gross floor space	=	EUR 2,651.66
Plus 16 % value-added tax	=	EUR 424.27
EUR 3,075.93

Along with 3 additional parking spaces in the underground parking garage for monthly

EUR 38.50 each	=	EUR 115.50
Plus 16 % value-added tax	=	EUR 18.48
EUR 133.98

And 2 additional above-ground parking spaces for monthly

EUR 25.50 each	=	EUR 51.00
Plus 16 % value-added tax	=	EUR 8.16
EUR 59.16

The obligation to pay rent for these areas and parking spaces shall become effective at the time the leased areas and parking spaces are turned over to the tenant. The term of the lease and rights to terminate for these newly added areas and parking spaces are in accordance with § 3 of the lease agreement dated 4-25-2001.

3. For operating and ancillary expenses related to the additionally leased areas in the top floor, left at Bretonischer Ring 11, the tenant shall provide monthly an operating and ancillary expense prepayment in the amount of 12 % of the net rent

	=	EUR 338.18
plus 16 % value-added tax	=	EUR 54.11
EUR 392.29

4. Based upon the newly leased areas and parking spaces, the total rental amount, the ancillary cost prepayment, and the rent security to be paid shall change. The tenant shall receive a special detailed statement to this effect.

5. Otherwise, the regulations contained in the lease agreement dated 4-25-2001 shall remain in effect.

Grasbrunn, 07-25-2002

[Signatures]